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                                                                      Exhibit 10



March 06, 2000


Jim Wachtman
President/COO
Laser Vision Centers, Inc.
540 Maryville Centre Drive
St. Louis, Missouri 63141


Dear Jim:

As we discussed, the 1999 annual customer support programs that were in place for the US market ended on 2/29/00 and VISX is offering LVCI a new annual program for 2000(effective 3/1/00).

In order to be even more strategically aligned with our U.S. customers, VISX is offering LVCI an enhanced customer support program for 2000. We strongly believe that this new program will significantly help accelerate U.S. market growth. If you decide not to select the new enhanced program, the License Fee paid for all LVCI systems will remain $250. Listed below are the enhanced U.S. program specifics for 2000:

1.       License Fee

         $100 per Licensed Procedure

2.       Vision Key(R) Card

         $10 per card

3.       Retreatment and Promotional VisionKey(R) Cards

         There are no retreatment or promotional VisionKey(R) cards (eg. Ambassador cards) of any kind available from VISX. Any cards used for these type of activities will need to be purchased for the total price of $110 per card. Credits for past retreatments or ambassador cards will not be accepted as this program is terminated 2/22/00.

4.       Laser maintenance/ field service

         The price of an annual full service agreement for a fixed site is $52,500 per laser per year. Non-contract support is available at $170 per hour (minimum of 4 hours) plus actual travel expenses. Non-covered replacement parts or spare inventory are charged at list price. Parts-only agreements ($31,500), multiple laser discounts, and monthly payment plans are available. The parts only volume discount for over 30 lasers is 14% for a one year contract, 16% for a 2 year contract, and 18% for a 3 year contract.






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                              LVCI Letter continued




5.       Discount on New Laser Purchases

         The new laser price is $[*] per system. If LVCI commits to purchase [*] or more lasers this year, the laser price per system is $[*]. As outlined in my 12/16/99 letter, LVCI has two credits that can be used with your next two laser purchases. The $[*] credit can be used with your first VISX STAR S2(TM) purchase and the $[*] can be used with your second VISX STAR S2 purchase.

6.       Marketing and Advertising Support

         VISX will provide $[*] in marketing/advertising support following the purchase of each laser purchased by LVCI under this 2000 program. This support would be paid within 30 days of acceptance of each laser purchased in 2000. In order to remain eligible for any of this support, LVCI agrees to remain current in all of its payment obligations to VISX. VISX agrees to continue with the marketing commitment (outlined in my 3/14/99 letter) in which we would contribute $[*] per month/per market for 12 markets over 12 months for a total of $[*] . LVCI agrees to use the VISX name and logo in all print materials. I understand approximately $[*] of the $[*] was paid in 1999, so the remaining $[*] will be paid in 2000.

The terms of this enhanced program are highly confidential. LVCI agrees to maintain in confidence the terms of this enhanced program and to refrain from disclosing the terms of this enhanced program to any person other than to its officers, directors, attorneys, or accountants who have a genuine need to know the terms of this enhanced program.

Please sign below and forward to me as soon as possible if LVCI is going forward with this enhanced program. This new program will take effect as soon as a signed agreement is faxed back and received by me here at VISX. If this agreement is signed and received at VISX by 3/7/00, VISX will provide LVCI with
[        *          ] to assist you in taking advantage of VISX's new pricing
program. My fax number is 1-408-730-1399. Upon receiving faxed version, a clean hard copy will be sent to you via express mail for final signature. This offer expires on March 10, 2000 and this program expires December 31, 2000.


Signed and Accepted:                          Signed and Accepted:


\S\ JIM McCOLLUM                              \S\ JIM WACHTMAN
---------------------------------             ----------------------------------
Jim McCollum                                  Jim Wachtman
Vice President, Marketing & Sales             President, COO
Date 3/7/00                                   Date 3/7/00
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*  Confidential portion which has been omitted and filed separately with the
   Securities and Exchange Commission pursuant to a request for confidential treatment.